                                                                      EXHIBIT 20

                COMMUNITY TRUST FINANCIAL SERVICES CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 15, 1998


NOTICE HEREBY IS GIVEN that the 1998 Annual Meeting of Stockholders of Community Trust Financial Services Corporation (the "Company") will be held in the Community Room of Community Trust Bank (the "Bank"), 3844 Atlanta Highway, Hiram, Georgia, on Wednesday, April 15, 1998 at 4:00 p.m., local time, for the purpose of considering and voting upon:

     1. A proposal to elect three Directors of the Company for terms ending in 2001.

     2. A proposal to ratify the appointment of Porter Keadle Moore, LLP as independent accountants of the Company for the fiscal year ending December 31, 1998.

     3. Such other business as properly may come before the Annual Meeting or any adjournments thereof.

Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 9, 1998 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.


                              By Order of the Board of Directors

                              /s/ Angel J. Byrd

                              Angel J. Byrd
                              Secretary

Hiram, Georgia
March 18, 1998



PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY CARD AND VOTE IN PERSON IF YOU SO DESIRE.

                 COMMUNITY TRUST FINANCIAL SERVICES CORPORATION
                              3844 ATLANTA HIGHWAY
                                 P. O. BOX 1700
                              HIRAM, GEORGIA 30141

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 15, 1998

This Proxy Statement is furnished to the stockholders of Community Trust Financial Services Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1998 Annual Meeting of Stockholders and at any adjournments thereof. The Annual Meeting will be held on Wednesday, April 15, 1998 in the Community Room of Community Trust Bank (the "Bank"), 3844 Atlanta Highway, Hiram, Georgia, at 4:00 p.m., local time.

The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders is March 18, 1998.

                                     VOTING

GENERAL

The securities which can be voted at the Annual Meeting consist of Common Stock of the Company, $2.50 par value per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is March 9, 1998. On the record date, 842,008 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

QUORUM AND VOTE REQUIRED

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to elect Directors and to ratify the appointment of independent accountants. These matters are described in the following sections of this Proxy Statement.

PROXIES

In voting with regard to the election of Directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With regard to the proposal to ratify the appointment of independent accountants, stockholders may vote in favor of or against the proposal or may abstain from voting. Stockholders should specify their choices on the accompanying proxy card. All properly executed proxy cards delivered by stockholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD

TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF THE THREE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2, AS SET FORTH ON THE PROXY CARD. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgement. All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy card or by voting in person at the Annual Meeting.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Such costs include any charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of stock held in their names. Solicitation also may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Company or the Bank without additional compensation.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 6, 1998 regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock and by all of the Directors and Executive Officers of the Company as a group.


                                         AMOUNT AND NATURE
                                         OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER     OWNERSHIP(1)         PERCENT OF CLASS
------------------------------------     -----------------    -----------------
John N. Bleakley (2)
8485 Hay-Renside Circle
Dallas, Georgia 30132                       45,558                  5.41%

Jacquelyn Rogers Chandler
3175 Winding Lake Drive
Gainesville, Georgia 30504                  50,572                  6.01%

All Directors and Executive
Officers as a group
(15 persons)(3)(4)(5)                      154,830                 17.02%


----------------
(1) The stock ownership information shown has been furnished to the Company by the named persons and group. Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission regulations and includes shares of the Company's Common Stock as to which a person possesses sole or shared voting and/or investment power and shares which may be acquired within 60 days upon the exercise of outstanding stock options. Except as otherwise referenced in Notes (2) and (3) below, the named persons and group have sole voting and investment power with regard to the shares shown as owned by them.

(2) The shares shown include 18,779 shares which are owned by the stockholder's spouse and 8,000 shares which are held by the stockholder as custodian for his grandchildren.

(3) The shares shown include 14,405 shares which are held by two Directors jointly with their spouses, 910 shares which are owned by the spouses of two Directors, and 300 shares which are held by Directors as trustees for their children.

(4) The shares shown include 9,544 shares which are subject to options held by three Executive Officers, and 58,345 shares which are subject to options held by eight Directors, which such Executive Officers and Directors have the right to acquire within 60 days from March 6, 1998.

(5) The shares shown include 6,000 shares held by two individuals who are Directors of the Bank and not of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING AND COMPLIANCE


Certain Directors of the Company and the Bank failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year. Mr. Austin failed to file in a timely manner one report relating to one transaction. Mr. Berry failed to file in a timely manner three reports relating to three transactions. Mr. Foster failed to file one report in a timely manner relating to one transaction. Mr. Helms failed to file one report in a timely manner relating to one transaction. Mr. Russ Parker, a Director of the Bank, failed to file one report in a timely manner relating to one transaction. Other than as described above, to the knowledge of the Company, each person who, at any time during the year ended December 31, 1997, was a Director, Executive Officer, or beneficial owner of more than ten percent of the Company's Common Stock filed, on a timely basis, all reports required to be filed by them, during such year, pursuant to Section 16(a) of the Securities Exchange Act of 1934.


                       PROPOSAL 1 - ELECTION OF DIRECTORS
NOMINEES

The Bylaws of the Company provide that the Board of Directors shall consist of at least three, but not more than ten members, with the precise number of Directors to be fixed by resolution of the Board of Directors. The Bylaws of the Company also provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified with one class of Directors being elected by ballot annually. Additionally, the Bylaws of the Company provide that any vacancy occurring in the Board of Directors may be filled by a person selected by the affirmative vote of a majority of the remaining Directors. A Director selected to fill a vacancy serves for the unexpired term of such Director's predecessor; provided, however, that a vacancy resulting from an increase in the size of the Board of Directors may be filled by a person whose term of office must expire at the next election of Directors by the shareholders.

In accordance with the Bylaws, the Board of Directors has set the number of Directors at nine and has nominated the three persons named below to serve as Directors until the 2001 Annual Meeting of Stockholders and until their respective successors are elected. Of the three nominees, Messrs. Helms and Rampley have served continuously as members of the Board of Directors of the Company since the organization of the Company in October 1988. Mr. Berry has served as a member of the Board of Directors of the Company since his appointment on May 21, 1997. In May 1997, the Board of Directors elected to increase the size of the Board from eight to nine members. Mr, Berry was selected by the Board to fill the vacancy resulting from this increase in the size of the Board.

Each of the nominees has consented, if re-elected as a Director of the Company, to serve until his or her term expires. However, if any of the nominees should become unavailable to serve for any reason (which is not anticipated), the Board of Directors, in its discretion, may designate a substitute nominee or nominees (in which event the persons named in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), may allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located or may, by resolution, reduce the authorized number of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT THE THREE NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

The following table sets forth certain information as of March 6, 1998 about each of the Directors of the Company, including the three nominees for Director.


                                                        AMOUNT AND NATURE OF
                   INFORMATION                          BENEFICIAL OWNERSHIP(1)
NAME AND AGE       ABOUT NOMINEES                             (% OF CLASS)
------------       --------------                       -----------------------

                  NOMINEES FOR DIRECTOR (TERM EXPIRING 2001)



George Berry    Mr. Berry has served as a Director               1,000
(60)            of the Company since he was appointed (*)
                by the Board of Directors in May 1997.
                Mr. Berry has served as Senior
                Vice-President of Cousins Properties Inc., a real estate development firm, since
                April 1990. Prior to April 1990, Mr. Berry served as Commissioner of the Dept. of Industry, Trade, and Tourism for the State of Georgia. He also served as Chairman of the Metropolitan Atlanta Olympic Games
                Authority from 1993 to 1996.

John Helms      Mr. Helms is a Director of the                  17,099(2)
(68)            Company and the Bank and previously              (2.02%)
                served as Chairman of the Board of the
                Company and the Bank from April 1993 to
                April 1994.  Mr. Helms owned and operated
                Helms Brothers Well Boring Company in
                Villa Rica, Georgia from1958 until February
                1990. He retired in January 1993 as Chairman of the Paulding County Commission in which capacity he had served since January 1989.

----------------------
* Less than one percent

(1) The stock ownership information shown has been furnished to the Company by the named persons. Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission regulations and includes shares of the Company's Common Stock as to which a person possesses sole or shared voting and/or investment power and shares which may be acquired within 60 days upon the exercise of outstanding stock options. Except as otherwise referenced in Notes (2) through (9) below, the named persons have sole voting and investment power with regard to the shares shown as owned by them.

(2) Shares shown include 6,405 shares held by the named person jointly with his spouse, 100 shares held by him as trustee for his child, and 5,405 shares beneficially owned through a right to acquire additional shares upon the exercise of outstanding stock options.

C. D. Rampley      Mr. Rampley is a Director of the Company            14,999(3)
(70)               and the Bank and served as Chairman of the           (1.76%)
                   Board of the Bank from February 1987 to April
                   1989.  Mr. Rampley retired in June 1989
                   as Executive Director of the Coosa Valley
                   Area Planning and Development Commission, in which capacity he had served since 1976.
                   He currently serves as an independent business consultant.


                   CONTINUING DIRECTORS (TERM EXPIRING 2000)

Ronnie L. Austin   Mr. Austin is a Director and the President and       8,660(4)
(48)               Chief Executive Officer of the Company and the       (1.02%)
                   Bank. He has served as the President and Chief Executive Officer of the Company since the organization of the Company in October 1988.
                   Before assuming his position as President and Chief Executive Officer of the Bank in
                   December 1986, Mr. Austin served as Bartow
                   County from January 1985 to November 1986 and as Vice President and Senior Loan Officer of the
                   First National Bank of Paulding County from June
                   1975 to January 1985.

R. Alan Bullock    Mr. Bullock has served as a Director of the         18,000(5)
(44)               Company since its organization in October 1988.      (2.12%)
                   He served as a Director of the Bank from 1987 until September 1996. He served as Chairman of the Board of the Company and the Bank from April 1991 to


---------------
(3) Shares shown include 8,000 shares held by the named person jointly with his spouse, and 8,000 shares beneficially owned through a right to acquire additional shares upon the exercise of outstanding stock options.

(4) Shares shown include 670 shares owned by the named person's spouse in an Individual Retirement Account, and 4,940 shares beneficially owned through a right to acquire additional shares upon the exercise of outstanding stock options.

(5) Shares shown include 8,000 shares beneficially owned by the named person through a right to acquire additional shares upon the exercise of outstanding stock options.

                   April 1992. Mr. Bullock has been involved in real estate finance since 1976 and is currently senior partner of Bullock, Terrell and Mannelly, a company based in Atlanta, Georgia involved in industrial development, real estate finance and marketing, and property management.

Bobbie P. Cooper   Mrs. Cooper is a Director of                        19,348(6)
(59)               the Company and the Bank and                         (2.28%)
                   previously served as Chairman of the
                   Board of the Company and the Bank
                   from April 1992 to April 1993. She served as Secretary-Treasurer of the Company from April 1997 until December 1997. Mrs. Cooper was co-owner of Three C's Clothing in Dallas, Georgia from 1964 until 1992, and currently is co-owner of Cooper Rentals, which owns and manages real estate.

                   CONTINUING DIRECTORS (TERM EXPIRING 1999)

J. Calvin Earwood  Mr. Earwood is a Director of the                    20,919(7)
(56)               Company and the Bank and served as                   (2.46%)
                   Chairman of the Board of the Bank
                   from April 1989 to April 1990.
                   Mr. Earwood has been owner and President of Sunbelt Fasteners, Inc. in Dallas, Georgia since 1983. He also has served as Chairman of the Board of Oglethorpe Power Corporation since March 1989 and as Vice Chairman of the Board of Oglethorpe Power Corporation from
                   March 1984 to March 1989 and as director of Oglethorpe Power Corporation since 1981.
                   Additionally, he has served as director of Greystone Power Corporation since 1977.


---------------
(6) Shares shown include 8,000 shares beneficially owned by the named person through a right to acquire additional shares upon the exercise of outstanding stock options.

(7) Shares shown include 240 shares owned by the named person's spouse, as to which he disclaims beneficial ownership, and 8,000 shares beneficially owned through a right to acquire additional shares upon the exercise of outstanding stock options.

W. A. Foster III         Mr. Foster is a Director of the               28,935(8)
(53)                     Company and the Bank and has served              .40%)
                         as Chairman of the Board of the Company
                         and the Bank since April 1994.  He pre-
                         viously served as Chairman of the Board
                         of the Company and the Bank from April
                         1990 to April 1991.  Mr. Foster served as
                         District Attorney for the Tallapoosa
                         Judicial Circuit of the State of Georgia from 1978 until he was appointed in 1992 as a Judge of the Superior Court for the Tallapoosa Circuit.

Tommie R. Graham, Jr.    Mr. Graham has served as a Director            8,300(9)
(40)                     of the Company since its organization            (*)
                         in October 1988. He served as a Director of the Bank from 1987 until September 1996.
                         He served as Secretary-Treasurer of the
                         Company from October 1988 until April 1997.
                         Mr. Graham is Manager of Jeriel Supply,
                         LC, a building products company.  Mr.
                         Graham served as Executive Vice President of the Bank from December 1986 to June 1991.
                         Mr. Graham was Vice President and Controller of the Peoples Bank of Bartow County from May 1985 to December 1986.

---------------
* Less than one percent.

(8) Shares shown include 8,000 shares beneficially owned by the named person through a right to acquire additional shares upon the exercise of outstanding stock options.

(9) Shares shown include 200 shares held jointly with the named person's spouse as custodian for their minor children, and 8,000 shares beneficially owned through a right to acquire additional shares upon the exercise of outstanding stock options.



MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, including an Audit Committee, a Compensation Committee, a Nominating Committee, and a Long Range Planning and Capital Committee. During the fiscal year ended December 31, 1997, the Board of Directors held nine meetings, the Audit Committee held one meeting, the Compensation Committee held three meetings, and the Long Range Planning Committee held five meetings. Since the Nominating Committee was formed in November 1997, there were no meetings held in that fiscal year. Each Director attended at least 75% of all meetings of the full Board and of each committee of which he is a member.

The Audit Committee is composed of Messrs. Berry, Bullock, and Rampley. This committee is responsible for reviewing the Company's audit plan with its independent accountants, the scope and results of their audit engagement and the accompanying management letter, if any; reviewing the scope and results of the Company's internal auditing procedures; consulting with the independent accountants and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approving professional services provided by the independent accountants; reviewing the independence of the independent accountants; and reviewing the range of the independent accountants' audit and non-audit fees.

The Compensation Committee consists of Messrs. Berry, Earwood, and Graham. This committee reviews the performance of the President and other executive officers of the Bank and determines the appropriate salaries and bonuses for all officers of the Bank. This committee also administers the Company's 1988 and 1993 Stock Option Plans, including the granting of options to eligible employees thereunder.

The Long Range Planning and Capital Committee, composed of Messrs. Austin, Berry, Bullock, Foster, Graham, and Rampley, is responsible for long range planning to ensure that the Company maintains an adequate capital position and remains in compliance with applicable regulatory capital requirements imposed on the Company by the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance. From time to time, this committee also analyzes other issues that are referred to it for its consideration by the full Board of Directors.

The Nominating Committee, composed of Messrs., Austin, Earwood, Foster, Graham, and Helms serves to select nominees for election as Directors. The Board of Directors will consider nominees recommended by stockholders if presented in writing to the Board of Directors prior to formal action by the Board (which occurred on February 18, 1998 with regard to the nominees for election at the 1998 Annual Meeting).

COMPENSATION OF DIRECTORS

As compensation for serving as a Director of the Company, each non-employee Director received $500 for each full Board meeting held in 1997. In addition, each non-employee Director received $100 for each committee meeting attended. Directors who also are employees of the Company or the Bank receive no fees for attendance at meetings of the full Board or committees thereof.

On each January 1st that a non-employee Director serves as such, he or she receives an option under the Company's 1993 Directors Stock Option Plan to acquire 1,000 shares of Company Common Stock. New non-employee Directors who join the Board also receive an option to acquire 1,000 shares on the date they join. Each option granted under the 1993 Directors Stock Option Plan expires ten years from the date the option is granted and is exercisable in increments of 33% per year (cumulative), beginning after one full year from the date the option is granted.


EXECUTIVE COMPENSATION

CASH COMPENSATION. The following table sets forth, for the fiscal years ended December 31, 1997, 1996, and 1995, the compensation paid to, or accrued by the Company or the Bank for, the Company's Chief Executive Officer. No other executive officer of the Company or the Bank received compensation for any such fiscal years which exceeded $100,000.



                           SUMMARY COMPENSATION TABLE

                                              LONG TERM
                                              COMPENSATION
                          ANNUAL COMPENSATION   AWARDS
                          ------------------- -------------
                                              NUMBER OF
NAME AND                                      SECURITIES
PRINCIPAL                                     UNDERLYING      ALL OTHER
POSITION            YEAR   SALARY    BONUS     OPTIONS     COMPENSATION(1)
--------           ------ --------  -------   ---------    ---------------

Ronnie L. Austin    1997  $107,405  $15,680     1,000           $1,860
(Chief Executive    1996  $ 98,416  $12,344     1,000           $1,860
Officer)            1995  $ 95,447      -0-     1,000           $1,860


------------------
(1) Compensation in this column consists of the dollar value of insurance premiums paid by the Company during the year with respect to a life insurance policy payable to Mr. Austin or his beneficiaries.



                       OPTION GRANTS IN LAST FISCAL YEAR

                                 % OF TOTAL
                     NUMBER OF     OPTIONS
                    SECURITIES   GRANTED TO   EXERCISE
                    UNDERLYING    EMPLOYEES    OR BASE
                      OPTIONS     IN FISCAL     PRICE    EXPIRATION
NAME                  GRANTED     YEAR          ($/SH)   DATE
------------------    -------     ---------     ------   ----------

Ronnie L. Austin      1,000 (1)       30.59%    $11.57     1/1/2007


----------------
(1) Mr. Austin was awarded an option to acquire 1,000 shares of Company Common Stock under the Company's 1993 Stock Option Plan. This option expires ten years from the date the option was granted and is exercisable in increments of 33% per year (cumulative), beginning after one full year from the date the option was granted.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES


                                             NUMBER OF           VALUE OF
                                             SECURITIES UNDER-   UNEXERCISED
                                             LYING UNEXERCISED   IN-THE-MONEY
                                             OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                             YEAR-END (#)        YEAR-END ($)
                    SHARES                   -----------------   -----------------
                    ACQUIRED ON    VALUE     EXERCISABLE/        EXERCISABLE/
NAME                EXERCISE(#)  REALIZED($) UNEXERCISABLE       UNEXERCISABLE
------------------  -----------  ---------   -------------       -------------
Ronnie L .Austin       2,060      $15,702    4,940/1,000         $41,026/$4,739(1)


----------------
(1) The value of in-the-money options at fiscal year-end is calculated by subtracting the aggregate exercise price of such options from the aggregate year-end market value of the securities underlying the options. The year-end market value is determined by calculating a weighted average of the last three months' stock transactions. If there are less than ten transactions in the three months prior to year-end, the time period is extended up to one year in order to have an adequate sample of transactions. If there have been no transactions within the past year, the prior year-end market value is considered representative of the present year-end market value. The Directors of the Company may exclude from the calculation any transaction that they deem not representative of the normal market for Company stock. Although the Company is usually privy to the sale price concerning any transactions of Company stock, stockholders may choose not to disclose this information. If such a transaction occurs, it accordingly will not be recognized in the calculation of market value of the Company stock.


No awards were made under any long-term incentive plan to any executive officer of the Company or the Bank during the year ended December 31, 1997.

TRANSACTIONS WITH MANAGEMENT

On January 1, 1998, the Company entered into a five (5) year Employment Agreement with Ronnie Austin, the Company's President and Chief Executive Officer (the "Agreement"). Under the Agreement, Mr. Austin is employed as President and Chief Executive Officer of the Company at an initial base salary of $119,025, plus certain benefits, including all benefits that are made available to other senior executives of the Company. The Agreement provides that the base salary shall increase each year by an amount equal to the increase in the Consumer Price Index for Atlanta, Georgia. Under the Agreement, Mr. Austin also is entitled to annual incentive compensation based upon the Company's return on average equity for the year. The Agreement also provides for the grant to Mr. Austin, on January 1 of each year during the term of the Agreement, of an incentive stock option to acquire 1,000 shares of the Company's common stock. The Agreement contains provisions that purport to restrict Mr. Austin's ability to compete with the Company or solicit its employees for a specified period following the termination of his employment. The Agreement provides that if (i) the Company terminates Mr. Austin's employment without "cause," or (ii) Mr. Austin terminates his employment (a) within 30 days following a "change in control" of the Company or the Bank or (b) following a breach by the Company of the Agreement in any material respect, then Mr. Austin is entitled to a lump sum severance payment in an amount equal to one year's base salary as in effect on the date of Mr. Austin's termination.


The Bank has a policy of offering loans to Directors, Executive Officers, principal stockholders and their affiliates with terms and rates which are commensurate with those offered to unaffiliated borrowers of similar financial standing with similar type loans. For loans made to Directors, executive officers, and principal stockholders or their affiliates which are secured by certificates of deposit issued by the Bank ("CD Loans"), the Bank has a policy of offering loans at the rate of one percent above the interest rate yield on the CD, which is the prevailing rate for CD Loans to unaffiliated borrowers. Loans by the Bank to affiliates of the Company or the Bank are made in the ordinary course of business on the same terms, including collateral requirements, as those of comparable loans made at the same time to unaffiliated borrowers and do not involve more than the normal risk of collectibility or contain other unfavorable features. All loans extended by the Bank to Directors, Executive Officers, principal stockholders and their affiliates during the year ended December 31, 1997 were made in accordance with the policy set forth above.



                                   PROPOSAL 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has appointed the firm of Porter Keadle Moore, LLP to continue as independent accountants of the Company for the fiscal year ending December 31, 1998 and has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Porter Keadle Moore, LLP has served as independent accountants of the Bank since 1987 and of the Company since 1991 and is considered by management of the Company and the Bank to be well qualified. If the stockholders do not ratify the appointment of Porter Keadle Moore, LLP, the Board of Directors will reconsider the appointment.

Representatives of Porter Keadle Moore, LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF PORTER KEADLE MOORE, LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                STOCKHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be made in writing and received by the Company on or before November 18, 1998 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting. All such proposals should be submitted by certified mail, return receipt requested, to the Secretary of the Company, 3844 Atlanta Highway, P. O. Box 1700, Hiram, Georgia 30141.


             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matters should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgement of what is in the best interest of the Company.

The Board of Directors urges each stockholder, whether or not he intends to be present at the Annual Meeting, to vote "FOR" each of the proposals listed on the enclosed proxy card and to complete, date, sign and return the proxy card as promptly as possible.


                                    By Order of the Board of Directors

                                    /s/ W. A. Foster III

                                    W. A. Foster III
                                    Chairman of the Board
Hiram, Georgia
March 18, 1998
                        --------------------------------

The Company's 1997 Annual Report, which includes audited financial statements, is being mailed to stockholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

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